FREQUENCY ELECTRONICS, INC.
                         55 Charles Lindbergh Boulevard
                          Mitchel Field, New York 11553

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                                October 20, 1999

To the Stockholders:

      NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Frequency Electronics, Inc. will be held at the offices of the Company, 55 Charles Lindbergh Boulevard, Mitchel Field, New York, on the 20th day of October 1999, at 10:00 A.M., Eastern Daylight Savings Time, for the following purposes:

      1. To elect seven (7) directors to serve until the next Annual Meeting of Stockholders and until their respective successors shall have been elected and shall have qualified;

      2.   To   consider   and   act   upon   ratifying   the   appointment   of
PricewaterhouseCoopers   LLP  as  independent   auditors  for  the  fiscal  year
commencing May 1, 1999.

      3. To transact such other business as may properly come before the meeting or any adjournment or adjournments thereof.

      The transfer books will not be closed. Only stockholders of record as of the close of business on August 20, 1999 are entitled to notice of, and to vote at, the meeting.

                                          By order of the Board of Directors

                                               s/  HARRY NEWMAN
                                               ----------------
                                                   HARRY NEWMAN
                                                     Secretary


Mitchel Field, New York
August 27, 1999

       If you do not expect to be present at the meeting, please fill in, date and sign the enclosed Proxy and return same promptly in the enclosed, stamped envelope.

                           FREQUENCY ELECTRONICS, INC.
                         55 Charles Lindbergh Boulevard
                          Mitchel Field, New York 11553

                                 PROXY STATEMENT

                         ANNUAL MEETING OF STOCKHOLDERS

                                OCTOBER 20, 1999

       The accompanying Proxy is solicited by and on behalf of the board of directors of Frequency Electronics, Inc., a Delaware corporation (hereinafter called the "Company"), for use only at the Annual Meeting of Stockholders to be held at the office of the Company, 55 Charles Lindbergh Boulevard, Mitchel Field, New York 11553, on the 20th day of October 1999, at 10:00 A.M., Eastern Daylight Savings Time, or any adjournment or adjournments thereof. The Company will mail this Proxy Statement and the form of Proxy on or about August 27, 1999. Only stockholders of record as of the close of business on August 20, 1999 are entitled to notice of, and to vote at, the meeting.

       The Board may use the services of the Company's directors, officers and other regular employees to solicit proxies personally or by telephone and may request brokers, fiduciaries, custodians and nominees to send proxies, proxy statements and other material to their principals and reimburse them for their out-of-pocket expenses in so doing. The cost of solicitation of proxies, which it is estimated will not exceed $7,500, will be borne by the Company. Each proxy executed and returned by a Stockholder may be revoked at any time thereafter by filing a later dated proxy or by appearing at the meeting and voting except as to any matter or matters upon which, prior to such revocation, a vote shall have been cast pursuant to the authority conferred by such proxy. Dissenters are not entitled by law to appraisal rights.

VOTING SECURITIES

       On August 20, 1999, the Company had outstanding 7,664,284 shares of common stock, $1.00 par value ("Common Stock") (excluding 1,344,975 treasury shares), each of which entitled the holder to one vote. No shares of preferred stock were outstanding as of such date. A quorum of Stockholders, present in person or by proxy, is constituted by a majority of the outstanding shares.

       It is expected that the following business will be considered at the meeting and action taken thereon.

                                 PROPOSAL NO. 1

                              ELECTION OF DIRECTORS

       It is proposed to elect a Board of seven (7) directors ("Director(s)") to hold office until the next annual meeting of Stockholders and until their respective successors are elected and qualified. Cumulative voting is not permitted. It is intended that the accompanying form of Proxy will be voted for the re-election of all seven of the present members of the Board, each of whose principal occupations are set forth in the following table, if no direction to the contrary is given. In the event that any such nominee is unable or declines to serve, the Proxy may be voted for the election of another person in his place. The Board knows of no reason to anticipate that this will occur. The nominees are as follows:

Nominees for Election as Directors

                                                                     Year First
                                                                       Elected
Name                      Principal Occupation            Age          Director


Joseph P. Franklin        Chairman of the Board            65            1990
(Major General,           of Directors
U.S. Army - Ret.)

Martin B. Bloch           President, Chief                 63            1961
                          Executive Officer
                          and a Director

Joel Girsky               President, Jaco                  60            1986
                          Electronics, Inc. and a
                          Director

John C. Ho (1)            Director                         66            1968


E. Donald Shapiro         Joseph Solomon
                          Distinguished Professor
                          of Law, New York School
                          of Law and a Director            67            1998

Marvin Meirs (2)          Director                         61            1998

S. Robert Foley, Jr.      Senior Advisor, Raytheon         71            1999
(Admiral, U.S.            Company and a Director
Navy - Ret.)


       All directors hold office for a one-year period or until their successors are elected and qualified.

       (1) John Ho retired from his position as Vice President of Research and Development effective May 1, 1997. He has been retained as a consultant to the Company.
       (2) Marvin  Meirs  retired  from  his  position  as  Vice   President  of
           Engineering effective May 1, 1999. He has been retained as a consultant to the Company.

BUSINESS EXPERIENCE OF DIRECTORS

       MARTIN B. BLOCH, age 63, has been a Director of the Company and of its predecessor since 1961. He is currently President and Chief Executive Officer of the Company as well as President of FEI Communications, Inc., a subsidiary of the Company which is engaged in the manufacture and sale of time and frequency control products for commercial wireless communications applications. Previously, he served as chief electronics engineer of the Electronics Division of Bulova Watch Company.

       JOSEPH P. FRANKLIN, age 65, has served as a Director of the Company since March 1990. In December 1993, he was elected Chairman of the Board of Directors and served as Chief Executive Officer of the Company through April 1999. He has been the chief executive officer of Franklin S.A., since August 1987, a Spanish business consulting company located in Madrid, Spain, specializing in joint ventures, and was a director of several prominent Spanish companies. General Franklin was a Major General in the United States Army until he retired in July 1987.

       JOEL GIRSKY, age 60, has served as a Director of the Company since October 1986. He is the President and a director of Jaco Electronics, Inc., which is in the business of distributing electronics components and has served in such a capacity for over eight years. He has been a director since 1983 of Nastech Pharmaceuticals Company which manufactures and distributes certain drugs.

       JOHN C. HO, age 66, was employed by the Company and its predecessor from 1961 until his retirement effective May 1, 1997. Mr. Ho served as a Vice President from 1963 to 1997 and as a Director since 1968. Prior to joining the Company, Mr. Ho held various engineering positions with International Telephone and Telegraph Company and Bulova Watch Company. Mr. Ho continues to serve the Company as a consultant.

       E. DONALD SHAPIRO, age 67, is the Joseph Solomon Distinguished Professor of Law, New York School of Law. He is a director of Loral Space & Communications, Ltd., Bank Leumi Trust Co., United Industrial Corporation and other corporations. Mr. Shapiro became a member of the board of directors in 1998.

       MARVIN MEIRS, age 61, joined the Company in 1966 in an engineering capacity. He served as Vice President for Engineering of the Company from 1978 through his date of retirement which was effective May 1, 1999. Mr. Meirs became a member of the board of directors in 1998. Mr. Meirs continues to serve the Company as a consultant.

       S. ROBERT FOLEY, Jr., age 71, is the Senior Advisor - Far East for Raytheon Company. He served as Vice President of Raytheon International, Inc. and President of Raytheon Japan from 1995 to 1998. Admiral Foley served in the United States Navy for 35 years, including the position of Commander-In-Chief of the Pacific Fleet. Admiral Foley is also a director of URS Corp., RSI, Inc., SAGE Laboratories, and Filtronics Solid State. Admiral Foley became a member of the board of directors in 1999.


       No Director or executive officer or any associate of a Director or executive officer is an adverse party in litigation with the Company or any of its subsidiaries or has a material interest adverse to the Company or any of its subsidiaries.

Vote Required

       In order for Proposal No. 1 respecting the election of seven (7) directors to be adopted, the holders of at least a plurality of the shares represented at the Annual Meeting must vote for such adoption in person or by proxy.

THE BOARD OF DIRECTORS DEEMS PROPOSAL NO. 1 TO BE IN THE BEST INTERESTS OF THE COMPANY AND ITS STOCKHOLDERS AND RECOMMENDS A VOTE "FOR" APPROVAL THEREOF.


                                 PROPOSAL NO. 2

                       APPOINTMENT OF INDEPENDENT AUDITORS

       The Board has appointed the firm of PricewaterhouseCoopers LLP, as independent auditors for the fiscal year commencing May 1, 1999. Stockholders are requested to signify their approval or disapproval of the appointment.

       It is anticipated that a representative of PricewaterhouseCoopers LLP, the principal auditors of the Company for the current year, will be present at the meeting. Such representative will be given the opportunity to make a statement and will be available to respond to appropriate questions.

Vote Required

       An affirmative vote by the holders of a majority of the Company's shares present or represented by proxy at the Annual Meeting is required for the ratification of PricewaterhouseCoopers LLP as the Company's independent auditors for the 2000 fiscal year.

THE BOARD OF DIRECTORS DEEMS PROPOSAL NO. 2 TO BE IN THE BEST INTERESTS OF THE COMPANY AND ITS STOCKHOLDERS AND RECOMMENDS A VOTE "FOR" APPROVAL THEREOF.


                                 PROPOSAL NO. 3

                                 OTHER BUSINESS

       As of the date of this Proxy Statement, the only business which the Board intends to present and knows that others will present at the meeting are hereinabove set forth. If any other matter or matters are properly brought before the meeting or any adjournments thereof, it is the intention of the persons named in the accompanying form of Proxy to vote the Proxy on such matters in accordance with their judgment.



                            PROPOSALS OF STOCKHOLDERS

       Proposals of stockholders intended to be presented at the next annual meeting of Stockholders of the Company must be received by the Company for inclusion in its Proxy Statement and form of Proxy relating to that meeting by May 1, 2000.


STOCK OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS

       The following table sets forth as of August 20, 1999, information concerning the beneficial ownership of the Company's Common Stock by (i) each person who is known by the Company to own beneficially more than 5% of the Company's Common Stock, (ii) each of the Company's directors and nominees for director, (iii) the Company's chief executive officer and the Company's four most highly compensated other executive officers who were serving as executive officers at the end of the last completed fiscal year, and (iv) all directors and officers of the Company as a group:

                                         Amount and Nature of
Name and Address of Beneficial Holder    Beneficial Ownership   Percent of Class

Inverness Counsel, Inc.
545 Madison Ave.
New York, NY  10022                               854,100             11.14%

Dimensional Fund Advisors
1299 Ocean Ave
Santa Monica, CA  90401                           533,339              6.96

Frequency Electronics, Inc.,
Employee Stock Ownership Plan (1)
55 Charles Lindbergh Blvd
Mitchel Field, NY 11553                           753,205              9.80

Martin B. Bloch (2)(3)(5)
55 Charles Lindbergh Blvd
Mitchel Field, NY 11553                           831,535             10.85

Joseph P. Franklin (3)(4)(5)(6)
55 Charles Lindbergh Blvd
Mitchel Field, NY 11553                           115,644              1.51

John C. Ho
55 Charles Lindbergh Blvd
Mitchel Field, NY 11553                            15,000              *

E. Donald Shapiro
New York School of Law
New York, NY                                        7,500              *

S. Robert Foley
c/o Raytheon Company
141 Spring Street
Lexington, MA  02421                                   -0-             *

Joel Girsky
c/o Jaco Electronics, Inc.
145 Oser Avenue
Hauppauge, NY 11788                                 7,500              *

Marvin Meirs (3)(5)
55 Charles Lindbergh Blvd
Mitchel Field, NY 11553                            33,812              *

Leonard Martire (3)(5)
55 Charles Lindbergh Blvd
Mitchel Field, NY 11553                            39,681              *

Alfred Vulcan (3)(5)
55 Charles Lindbergh Blvd
Mitchel Field, NY 11553                            24,786              *

All executive officers
and directors as a group (14
persons) (3)(5)                                 1,251,795             16.33


*designates less than one (1%) percent.

Notes:

(1) Includes 632,110 shares of stock held by the F.E.I. ESOP Trust for the Company's Employee Stock Ownership Plan, 524,580 of which shares have been allocated to the individual accounts of employees of the Company (including the Named Officers as defined on page 14) and 107,530 of which shares have not yet been allocated; also includes 121,095 shares held by the Trust under the Stock Bonus Plan (converted by amendment to the Employee Stock Ownership Plan as of January 1, 1990).

(2) Includes 150,000 shares issuable on the full exercise of options granted to Mr. Bloch on March 27, 1991 under the Senior ESOP, as that term is hereinafter defined. All of these options were, by their terms, exercisable upon issuance at an exercise price of $3.34 (see the discussion of the Senior ESOP included in the Compensation Committee Report, below).

(3) Includes the number of shares which, as at August 20, 1999, were deemed to be beneficially owned by the persons named below, by way of their respective rights to acquire beneficial ownership of such shares within 60 days through,
(i) the exercise of options; (ii) the automatic termination of a trust, discretionary account, or similar arrangement; or (iii) by reason of such person's having sole or shared voting powers over such shares. The following table sets forth for each person named below the total number of shares which may be so deemed to be beneficially owned by him and the nature of such beneficial ownership.

                     Stock Bonus
     Name            Plan Shares     ESOP Shares     ISOP Shares
                         (a)             (b)

Martin B. Bloch          22,315           4,691              -0-

Joseph P. Franklin           -0-          3,144              -0-

Leonard Martire              -0-          5,081          23,100

Marvin Meirs              1,481           5,081           3,750

Alfred Vulcan             1,532           4,504           3,750

Mark Hechler              2,706           5,081          51,750

All Directors and
Officers as a Group      29,068          44,402         147,790
(14 persons)


     (a)Includes all shares allocated under the Company's Stock Bonus Plan ("Bonus Plan") to the respective accounts of the named persons, ownership of which shares is fully vested in each such person. No Bonus Plan shares are distributable to the respective vested owners thereof until after their termination of employment with the Company. As of January 1, 1990 the Bonus Plan was amended to an "Employee Stock Ownership Plan" (see the discussion of the Employee Stock Ownership Plan contained in the Compensation Committee Report, below; see also footnote
        (b) to the table).

     (b)Includes all shares allocated under the Company's Employee Stock Ownership Plan ("ESOP") to the respective accounts of the named persons, ownership of which shares was fully vested in each such person as at April 30, 1999. ESOP shares are generally not distributable to the respective vested owners thereof until after their termination of employment with the Company. However, upon the attainment of age 55 and completion of 10 years of service with the Company, a participant may elect to transfer all or a portion of his vested shares, or the cash value thereof, to a Directed Investment Account. Upon the allocation of shares to an employee's ESOP account, such employee has the right to direct the ESOP trustees in the exercise of the voting rights of such shares (see the discussion of the ESOP included below in the Compensation Committee Report).

 (4) Includes 37,500 shares issuable on the full exercise of options granted to General Franklin on December 6, 1993 under the Senior ESOP, as that term is hereinafter defined.

 (5) Includes shares granted to the officers of the Company pursuant to a stock purchase agreement in connection with the Restricted Stock Plan:

              Name                    Restricted
                                         Stock
       Martin B. Bloch                   15,000

       Joseph P. Franklin                15,000

       Leonard Martire                    7,500

       Marvin Meirs                           -

       Alfred Vulcan                     15,000

       Mark Hechler                      15,000

       All Officers as a Group           82,500
        (10 persons)


 (6) Includes 30,000 shares held by the Franklin Family Trust over which General Franklin has no direct control.

       There are no beneficial owners known to the Company who have the right to acquire further beneficial ownership, except as indicated above.

Compliance with Section 16(a) of the Exchange Act

       Any person who is an officer, director, or the beneficial owner, directly or indirectly, of more than 10% of the outstanding common stock of the Company is required under Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") to file certain reports with the Securities and Exchange Commission (the "Commission") disclosing his or her holdings or transactions in any securities of the Company. For purposes of this discussion, all such persons required to file such reports will be referred to as "Reporting Persons". Every Reporting Person must file an initial statement of his or her beneficial ownership of the Company's securities on the Commission's Form 3 within ten days after he or she becomes a Reporting Person. Thereafter (with certain limited exceptions), all changes in a Reporting Person's beneficial ownership of the Company's securities must be reported on the Commission's Form 4 on or before the 10th day after the end of the month in which such change occurred. The Company knows of no person who was a Reporting Person during the fiscal year ended April 30, 1999 or during the current fiscal year, who has failed to file any reports required to be filed on Forms 3 or 4 with respect to his or her holdings or transactions in the Company's securities since the Company became publicly-held in 1982.

Certain Information as to Committees and Meetings of the Board of Directors

       During the past fiscal year, four meetings of the Board were held. Each incumbent Director attended all meetings of the Board.

       In December 1983, the Board appointed an Audit Committee which presently consists of four Directors, Messrs. Franklin, Girsky, Foley and Shapiro. The function of the Audit Committee is to insure the integrity and credibility of the Company's financial information system and the published reports flowing out of that system. The Audit Committee held one meeting during the last fiscal year.

       The Compensation Committee presently consists of three Directors, Messrs. Girsky, Shapiro and Franklin. The committee determines cash remuneration arrangements for the highest paid executives and oversees the Company's stock option, bonus and other incentive compensation plans. The report of the Compensation Committee appears on pages 9 through 14 of this proxy statement. The Compensation Committee held one meeting during fiscal year 1999.

       During fiscal 1994, a Stock Option Committee was formed which consolidated all of the separate committees that previously administered the various plans. The Stock Option Committee is designed to include among its members, all outside directors. Presently the members are Messrs. Girsky, Foley, Shapiro and Franklin. The Stock Option Committee held one meeting during the last fiscal year.



                             EXECUTIVE COMPENSATION

Compensation Committee Report on Executive Compensation

Overall Policy

       The members of the Compensation Committee include Messrs. Joel Girsky, E. Donald Shapiro and Joseph P. Franklin. The Committee reviews and, with any changes it believes appropriate, approves the Company's executive compensation.

       The general goals of the Compensation Committee are to: (i) attract, motivate, and retain effective and highly qualified executives; (ii) strengthen the common interests of management and shareholders through executive stock ownership; (iii) promote the Company's long and short-term strategic goals and human resource strategies; (iv) recognize and award individual contributions to the Company's performance and (v) reflect compensation practices of comparable companies.

       To achieve the foregoing goals, the Compensation Committee has structured a comprehensive compensation program aimed at: (i) compensating executive officers on an annual basis with a cash salary at a level sufficient to retain and motivate them and to recognize and award individual merit; (ii) linking a portion of executive compensation to long-term appreciation of the Company's stock price by encouraging executive ownership of the Company's stock through awards of shares of the Company's stock and grants of options to purchase Company stock, and; (iii) providing incentives to achieve corporate performance goals by rewarding contributions to the Company's performance through cash bonuses keyed to operating profit levels. These policies are implemented through a reward system which includes base salary and long and short-term incentive compensation opportunities consisting of the following:

Base Salaries

       The Committee annually reviews the base salaries of the CEO and all other executive officers of the Company. The Compensation Committee believes that the Company's executive officers, including those shown in the Summary Compensation Table on page 14 (the "Named Officers") have been largely responsible for the Company's past successes, for developing and implementing the Company's program of consolidating and restructuring operations to achieve significant cost reductions and production and engineering improvements, and for achieving and maintaining the Company's position at the forefront of technical innovation in the area of the Company's operations. A base salary for each executive is determined on the basis of such factors as: levels of responsibility; experience and expertise; evaluations of individual performance; contributions to the overall performance of the Company; time and experience with the Company; internal compensation equity; external pay practices for comparable companies; and existing base salary relative to position value.

       In determining a base salary for Mr. Bloch, the Compensation Committee took into account base salaries for senior officers at companies of comparable size and complexity, both public and private, as well as its assessment of Mr. Bloch's individual performance, and his contribution to the Company's past growth and accomplishments as well as contributions which it is anticipated will be made by Mr. Bloch in the future. In this regard, the Committee recognized Mr. Bloch's untiring efforts in developing new, non-military technology applications, markets and marketing programs which the Committee believes will continue to help position the Company to compete more effectively in commercial as well as military markets. The Committee noted that in fiscal 1999, under Mr. Bloch's leadership, the Company redirected a significant portion of its resources to the design and development of new products for the commercial wireless communications marketplace. Fiscal 1999 revenues and operating profits were lower than in the previous year, which was anticipated as a result of such extensive development spending. However, the Company and the Committee believe that this investment in new products will result in significant growth of revenues and profits in future periods. Based on Mr. Bloch's significant contributions to the Company and the compensation of comparable positions in the industry and the region, the Compensation Committee awarded a base salary of $325,000.

       Upon the election of General Franklin to the position of Chairman of the Board of Directors and Chief Executive Officer the factors noted above were also taken into consideration in awarding his base salary. Based on General Franklin's special qualifications, the responsibilities involved and the compensation of comparable positions in the industry and the region, the non-employee members of the Compensation Committee awarded a base salary of $250,000.

       In prior fiscal years, General Franklin and Mr. Bloch voluntarily reduced their base salaries to $202,500 and $263,250, respectively. In any fiscal year during which the Company achieves an operating profit of at least $1 million (excluding certain one-time adjustments), these salary reductions are restored to the executive officers as a component of their annual bonuses. Also during fiscal 1996, the salaries of all other officers were reduced by 10%. During fiscal 1998, the salaries of the other officers were restored to fiscal 1995 levels.

       There were no awards of incentive bonuses to the senior officers of the Company based on the Company's fiscal 1999 performance and the incentive compensation plans described below.

Short-Term Incentives

       The Company maintains two short-term incentive bonus plans, the Income Pool Incentive Compensation Plan ("IPICP") and the Presidential Incentive Plan ("PIP"). They are designed to create incentives for superior performance and to allow the Company's executive officers to share in the success of the Company by rewarding the contributions of individual officers. The availability of funds for distribution under these plans is dependent upon the performance of the Company as a whole. Focused on short-term or annual business results, they enable the Company to award designated executives with annual cash bonuses based on their contributions to the profits of their particular divisions of the Company.

The Income Pool Incentive Compensation Plan

       The IPICP authorizes the establishment of an income pool based upon the "Operating Profits" of the Company. Operating Profits are defined as follows: net sales minus cost of sales and selling and administrative expenses in accordance with Generally Accepted Accounting Principles consistently applied. The amount of income pool available for distribution under the IPICP is calculated in accordance with the following formula: the amount of Operating Profit divided by 1,000,000, squared, and multiplied by $20,000 (provided however that the income pool may not exceed 12% of Operating Profits). Persons eligible to receive cash awards under the IPICP include the Executive Committee, excluding the CEO, and any other employee who is recommended by such Executive Committee and approved by the CEO. All of the Company's executive officers including all of the Named Officers comprise the Executive Committee. For any fiscal year when there are funds available for distribution under this plan, General Franklin determines the amount to be awarded to each of the members of the Executive Committee. The members of such committee may recommend to General Franklin, for his approval, designated individuals, who are not members of such committee, to share in such distribution. Under the terms of the plan, the entire income pool is not required to be distributed each year and any undistributed portions of such pool are not carried forward to future periods. The recipients of cash bonuses under the IPICP, and the amount of such bonuses, are approved by General Franklin, based upon an evaluation of the performance, level of responsibility and leadership of the individual executive in relation to the Company's operating results. During fiscal year 1999, the Company did not record an accrual under the IPICP due to the operating loss incurred in that year. For the fiscal years ended April 30, 1998 and 1997, the Company accrued approximately $335,000 and $340,000, respectively, to be distributed under the terms of the IPICP.

The Presidential Incentive Plan

       The PIP is designed to provide the president with incentive compensation by way of annual cash payments based upon the Company's earnings before income taxes. Funds are made available to the PIP based upon the following formula: consolidated pre-tax profits divided by 1,000,000, squared, and multiplied by $5,000. During fiscal year 1999, the Company did not record an accrual under the PIP. For the years ended April 30, 1998 and 1997, the Company accrued approximately $155,000 and $160,000, respectively, to be used as awards under this plan.

Long-Term Incentives

       As part of its comprehensive compensation program, the Company stresses long-term incentives through awards of shares of its common stock under the Employee Stock Ownership Plan, described below, and through the grant of options to purchase common stock through various Incentive Stock Option Plans, also described below. Grants and awards are aimed at attracting new personnel, recognizing and rewarding current executive officers for special individual accomplishments, and retaining high-performing officers and key employees by linking financial benefit to the performance of the Company (as reflected in the market price of the Company's common stock) and to continued employment with the Company. The number of shares granted to executive officers under the Company's ESOP is determined on a pro-rata basis, as described below. Grants of stock options are generally determined on an individual-by-individual basis. The factors considered are the individual's performance rating and potential for contributing to the Company's future growth, the number of stock options previously granted to the individual and the Company's financial and operational performance.

The Employee Stock Ownership Plan and Trust

       The Employee Stock Ownership Plan ("ESOP") is maintained by the Company for all of its employees including its executive officers. The ultimate value of any awards of stock made under this plan is dependent upon the market value of the Company's common stock at such time as the shares are distributed to the recipients. The Compensation Committee believes that awards of stock under this plan provide employees with a long-term focus since distribution of the stock is not made until after termination of employment and is forfeitable until certain lapse of time and continued employment criteria are met. The ESOP was established as of January 1, 1990 through the amendment of the Company's previously existing Stock Bonus Plan and was funded at inception with 1,071,000 shares of the Company's common stock (the "ESOP Shares") to be allocated annually to the employees of the Company over a period of ten years. Allocations are made under the ESOP to each employee's account in proportion to the percentage which such person's annual base salary bears to the aggregate annual compensation of all members during the fiscal year for which the allocation was made, provided however that not more than $48,000 in annual salary is counted towards any employee's percentage participation. The Company's executives therefore cannot benefit under this plan to any extent greater than any other employee of the Company who earns an annual salary of $48,000 or more.

       An employee's right to receive shares allocated to his account is 20% vested after completion of three years of employment with yearly increases in the percentage vested until after seven years of employment, at which time an employee's right to receive 100% of the shares allocated to his or her account is vested. Determination of the vesting period is made in accordance with the employee's years of employment with the Company and not from the time of any particular allocation of shares to his account. Accordingly, the right to receive all shares allocated to an employee at any time after he or she has been employed by the Company for seven or more years, is fully vested at the time of such allocation. As of April 30,1999, each of the Named Officers, with the exception of General Franklin, have more than seven years of service and, therefore, have the vested right to receive 100% of the shares allocated to their respective accounts.

       All ESOP Shares, whether or not allocated to an employee's account, are held in trust by the trustees who administer the ESOP until distribution to the respective employee. ESOP Shares are distributed only after termination of employment with the Company. However, upon the attainment of age 55 and completion of 10 years of service with the Company, a participant may elect to transfer all or a portion of his vested shares, or the cash value thereof, to a Directed Investment Account. Voting of allocated shares is by the ESOP trustees at the direction of the employees in proportion to the number of shares allocated in their respective accounts.

       The beneficial stock ownership table on page 7 shows the allocation of ESOP shares to the accounts of each of the Named Officers as of April 30, 1999. The dollar value of the annual allocation of shares, as at the date of allocation, is included in the Summary Compensation Table. Awards under this plan are not tied to any performance criteria other than those relating to percentage of aggregate annual compensation of all members, lapse of time, and continued employment with the Company.

The Incentive Stock Option Plans

       Grants of stock options are an integral part of the Company's long-term incentive compensation program. The Compensation Committee believes that ownership of options to purchase the Company's stock helps executives view the Company and its operations and achievements from the perspective of a stockholder with an equity stake in the business. All options granted to the Company's executives have exercise prices equal to the fair market value of the Company's common stock on the date of grant. The value to an executive of such options is, therefore, tied to the future market value of the Company's stock since he or she will benefit from such options only when the market price of the stock increases above the exercise price of the option. Moreover any benefit to an option holder is limited to the extent that all stockholders benefit from such increase in the market value of the stock. In addition options become exercisable only after one year from grant and then only in 25% cumulative increments annually. The Compensation Committee believes that this staggered approach to exercisability provides an incentive to executives to increase shareholder value over the long term since the full benefit of the options cannot be realized unless stock price appreciation occurs over a number of years.

       Under the terms of the ISOPs, eligible employees could be granted options to purchase shares of the Company's common stock. Under the terms of each of the ISOPs, all options granted thereunder are mandated to have a term of ten years and an exercise price equal to the market price of the Company's common stock on the date of grant, and to be exercisable, commencing one year from the date of grant, at a cumulative rate of: 25% of the total shares subject to the option in the second year; 50% of the total shares subject to the option in the third year; 75% of the total shares subject to the option in the fourth year and the remainder of the total shares subject to option in the fifth year.

       The President (or, in his absence, the Chairman of the Board of Directors) and the Stock Option Committee each have full authority to determine awards of stock options to individuals. The President, Chairman, and members of the Committee will recuse themselves from considering and approving awards where they are personally involved. In the case where the President or Chairman have made awards, the Stock Option Committee will be informed each time awards are made.

The Senior Executive Stock Option Plan

       The Company established a Senior Executive Stock Option Plan in 1987 ("Senior ESOP") for the President or Chairman of the Board of Directors of the Company or of any subsidiary of the Company which produces gross sales for two consecutive fiscal years in excess of $30,000,000. The Senior ESOP provides that eligible employees may be granted options to purchase shares of the Common Stock of the Company, exercisable after one year of continuous employment from date of grant. The option price must be at least equal to the fair market value of the Company's common stock on the date of grant of the option. The Stock Option Committee administers the Senior ESOP and has the discretion to determine which eligible employees shall be granted stock options and the number of shares subject to such options. General Franklin and Mr. Bloch have received grants of options under this plan.

The Restricted Stock Plan

       The Company maintains a Restricted Stock Plan which it established in 1989 (the "Restricted Stock Plan") for key employees (including all officers and directors who are employees). The Restricted Stock Plan provides that eligible employees ("Participants") may enter into restricted stock purchase agreements to purchase shares of the Common Stock of the Company, subject to various forfeiture restrictions ("Restricted Stock"). A total of 250,000 shares of Common Stock were made available for purchase under the Restricted Stock Plan. The Compensation Committee has the authority to determine (i) those who may purchase Restricted Stock, (ii) the time or times at which Restricted Stock may be purchased, (iii) the number of shares of Restricted Stock which may be purchased, (iv) the duration of the restrictions on the Restricted Stock, (v) the manner and type of restrictions to be imposed on the Restricted Stock, and
(vi) the purchase price to be paid for the Restricted Stock (which purchase price may not be less than the $1 per share par value of the Common Stock on the date the Restricted Stock is purchased), and (vii) the method of payment of the purchase price. During fiscal 1996, the Stock Option Committee authorized the grant of an aggregate of 112,500 shares of Restricted Stock to the then nine Company Officers at an option price of $4.00 per share. (See the Restricted Stock table on page 8.) The Stock Option Committee did not authorize any persons to purchase any shares under this plan during fiscal years 1999, 1998 or 1997.

Independent Contractor Stock Option Plan

      During fiscal 1998, the Company established an Independent Contractor Stock Option Plan under which up to 200,000 shares may be granted. The Stock Option Committee determines to whom options may be granted from among eligible participants, the timing and duration of option grants, the option price, and the number of shares of common stock subject to each option. During the year ended April 30, 1998, the Company granted options to acquire 112,500 shares at a price of $15.75, the then fair market value of the Company's common stock. Of the shares granted, 22,750 were exercisable immediately, 29,750 are exercisable one year from grant date, 30,000 are exercisable two years from grant date, and 30,000 are exercisable three years from grant date. For the years ended April 30, 1999 and 1998, the Company recognized compensation expense of $58,000 and $208,000, respectively, as a result of these stock option grants.

Supplemental Separation Benefits

       During 1996, the Company agreed to provide supplemental separation benefits to certain executive officers. Under the agreement, in the event of a change in control or ownership of part or all of the Company which gives rise to discharge of any officer without cause and such officer is not offered the opportunity to be hired by the new or successor management or company within 30 days at no less than the base salary earned before discharge, then such officer will receive supplemental severance pay equal to one month's base salary for each year of service at the Company up to a maximum of 15 months.


Joel Girsky
E. Donald Shapiro
Joseph P. Franklin

Members of the Compensation Committee



                           SUMMARY COMPENSATION TABLE

       The following table sets forth certain information regarding compensation paid or accrued during each of the Company's last three fiscal years to all of the Company's Chief Executive Officers and each of the Company's four other most highly compensated executive officers (collectively, the "Named Executive Officers") based on salary and bonus earned in 1999.

                                 Annual Compensation            Long-Term
                                                           Compensation Awards
                                                        $Value of
                                                        Restricted
Name and Principal                                        Stock
  Position              Year    Salary        Bonus      Awards(6)    Options
----------------------------- ----------- ----------- -------------- ---------
Martin B. Bloch,        1999   $306,601     $    -0-      $ 7,950        -0-
President,              1998    308,889      62,750        12,528        -0-
Chief Executive         1997    295,062      88,000         6,936        -0-
Officer (1)
----------------------------- ----------- ----------- -------------- ---------
Joseph P. Franklin      1999    223,828          -0-        7,950        -0-
Chairman of the         1998    210,653      47,500        12,528        -0-
Board (2)               1997    222,041      42,500         6,936        -0-

----------------------------- ----------- ----------- -------------- ---------
Marvin Meirs            1999    147,936          -0-        7,950        -0-
Vice President,         1998    133,302      30,000        12,528        -0-
Engineering (3)         1997    119,156      40,000         6,936        -0-

----------------------------- ----------- ----------- -------------- ---------
Alfred Vulcan, Vice     1999    142,692          -0-        7,950        -0-
President, Systems      1998    126,065      30,000        12,528        -0-
Engineering(4)          1997    115,935      40,000         6,936        -0-

----------------------------- ----------- ----------- -------------- ---------
Leonard Martire, Vice   1999    139,704          -0-        7,950        -0-
President, Space        1998    140,860      10,000        12,528        -0-
Systems and Business    1997    137,740      27,000         6,936        -0-
Development (5)


Notes:

         (1) For the fiscal years ended April 30, 1999, 1998, and 1997, the salary shown for Mr. Bloch includes aggregates of $28,164, $30,452 and $21,687, respectively, for: (i) automobile allowance; (ii) insurance premiums to provide term life insurance benefits (available to all employees); (iii) the cost of medical insurance (available to all employees); and (iv) the costs of medical reimbursements available to officers. In prior fiscal years, Mr. Bloch voluntarily reduced his $325,000 base salary to $263,250.

         (2) For the fiscal years ended April 30, 1999, 1998, and 1997, the salary shown for General Franklin includes aggregates of $17,434, $12,047 and $19,541, respectively, for: (i) automobile allowance; (ii) insurance premiums to provide term life insurance benefits (available to all employees); and (iii) the costs of medical reimbursements available to officers. In prior fiscal years, General Franklin voluntarily reduced his $250,000 base salary to $202,500.

         (3) For the fiscal years ended April 30, 1999, 1998, and 1997, the salary shown for Mr. Meirs includes aggregates of $17,628, $19,455 and $14,877, respectively, for: (i) automobile allowance; (ii) insurance premiums to provide term life insurance benefits (available to all employees); (iii) the cost of medical insurance (available to all employees); and (iv) the costs of medical reimbursements available to officers.

         (4) For the fiscal years ended April 30, 1999, 1998, and 1997, the salary shown for Mr. Vulcan includes aggregates of $19,423, $12,988 and $12,087, respectively, for: (i) automobile allowance; (ii) insurance premiums to provide term life insurance benefits (available to all employees); (iii) the cost of medical insurance (available to all employees); and (iv) the costs of medical reimbursements available to officers.

         (5) For the fiscal years ended April 30, 1999, 1998, and 1997, the salary shown for Mr. Martire includes aggregates of $8,165, $18,086 and $21,417, respectively, for: (i) automobile allowance; (ii) insurance premiums to provide term life insurance benefits (available to all employees); (iii) the cost of medical insurance (available to all employees); and (iv) the costs of medical reimbursements available to officers.

         (6) Represents the dollar value, as at the date of allocation, of shares of common stock of the Company allocated under the Company's Employee Stock Ownership Plan ("ESOP") as at December 31, 1998, 1997 and 1996, (the "Grant Dates"), respectively. Awards made under the ESOP are not performance-based, but are awarded to all employees of the Company in proportion to the percentage which their annual salary bears to the aggregate annual salaries of all eligible employees of the Company, provided however that not more than $48,000 in annual salary is counted towards any employee's percentage participation. Distribution of shares allocated to an employee's account is not made until after termination of employment. Seven hundred ninety-five (795), seven hundred eighty-three (783) and eight hundred sixty-seven (867) shares of the Company's common stock were allocated to the ESOP accounts of each of the Named Officers as at December 31, 1998, 1997 and 1996, respectively. The market price of the Company's common stock as at each of the foregoing Grant Dates was $10 at December 31, 1998, $16 at December 31, 1997, and $8 at December 31, 1996. (See the discussion under the caption "The Employee Stock Ownership Plan and Trust" included in the Compensation Committee Report, above.)

Stock Options

Options Granted:

       The following table sets forth certain information with respect to options to acquire common stock that were granted during the fiscal year ended April 30, 1999, to each of the Named Officers under the Company's stock option plans.

                          OPTION GRANTS IN FISCAL 1999

                            Individual Grants
------------------------------------------------------------------
                                                                       Potential
                                % of Total                             Realizable
                                Options                             Value at Assumed
                     No. of     Granted to                          Annual Rates of
                   Securities   Employees   Exercise                  Stock Price
                   Underlying   in          or Base                  Appreciation
                    Options     Fiscal      Price     Expiration    for Option Term
        Name        Granted     Year        ($/Sh)       Date       5% ($)  10% ($)
        ----        -------    -------      ------   ------------- ------  -------

Martin B. Bloch      18,000     5.54%       $7.125   Aug. 31, 2008  80,656  204,397
Joseph P. Franklin   18,000     5.54%       $7.125   Aug. 31, 2008  80,656  204,397
Marvin Meirs         10,000     3.08%       $7.125   Aug. 31, 2008  44,809  113,554
Alfred Vulcan        10,000     3.08%       $7.125   Aug. 31, 2008  44,809  113,554
Leonard Martire      10,000     3.08%       $7.125   Aug. 31, 2008  44,809  113,554

Option Exercises and Year-end Values:

       The following table sets forth certain information with respect to options exercised during fiscal 1999 by each Named Officer and option values as of April 30, 1999.

                 AGGREGATED OPTION EXERCISES IN FISCAL YEAR 1999
                        AND FISCAL YEAR-END OPTION VALUES

                                                               Value of
                                          No. of Securities    Unexercised
                                          Underlying           In-the-Money
                                          Unexercised Options  Options at
                 Shares                   at Fiscal year-end   Fiscal Year-end($)
                 Acquired on  Value       Exercisable (E)/     Exercisable (E)/
Name             Exercise    Realized ($) Unexercisable (U)    Unexercisable(U)
----             ----------- ------------ -------------------  ----------------
Martin B. Bloch          0            0    165,000 (E)          $ 717,750 (E)
                                            18,000 (U)          $  11,250 (U)

Joseph P. Franklin       0            0     52,500 (E)          $ 206,250 (E)
                                            18,000 (U)          $  11,250 (U)

Marvin Meirs             0            0      3,750 (E)          $       0 (E)
                                            13,750 (U)          $   6,250 (U)

Alfred Vulcan            0            0     18,750 (E)          $  56,250 (E)
                                            13,750 (U)          $   6,250 (U)

Leonard Martire     15,000    $ 233,130     30,600 (E)          $ 117,360 (E)
                                            12,250 (U)          $   6,250 (U)


Long-term Incentive Plans

       The Company does not maintain any compensation plans for its executive officers or directors or for any of its other employees which provide compensation intended to serve as incentive for performance to occur over a period longer than one fiscal year other than the restricted stock and stock option plans discussed in the Compensation Committee Report, above. Awards under these plans are shown in the Summary Compensation Table, above.

Pension Benefits

       The Company has no defined benefit or actuarial retirement plans in effect. It has entered into certain Executive Incentive Compensation ("EIC") agreements with key employees (including some officers) providing for the payment of benefits upon retirement or death or upon the termination of employment not for cause. The Company pays compensation benefits out of its working capital but has also purchased whole life insurance (of which it is the sole beneficiary) on the lives of certain of the participants to cover the optional lump sum obligations of the plan upon the death of the participant. The annual premiums paid during fiscal 1999 were less than the increase in cash surrender value of such insurance policies. The annual benefit provided under the program in fiscal 1999 upon retirement at age 65 or death is as follows:
Martin B. Bloch - $150,000, Leonard Martire - $40,000, Marvin Meirs- $57,000, and Alfred Vulcan- $60,000. The benefit described above is payable for ten years or the life of the participant, whichever is longer. Two years after retirement or early retirement, the participants can elect to receive the benefit, less benefits received during the two-year period, in a lump sum under certain conditions. Upon voluntary termination of employment or discharge not for cause, the participant would be entitled to a lump sum payment, the amount of which varies based on the year in which termination occurs and the nature of the termination as set forth in the individual's EIC agreement. In conjunction with the program, the participants are required to make certain covenants with the Company relating to, among other things, nondisclosure of confidential information, noncompetition with the Company and the providing of consulting services subsequent to retirement.

Performance Graph

       The following graph compares the cumulative total shareholder return on the common stock of the Company with the cumulative total return of the companies listed in the Standards & Poors' 500 Stock Index (the "S&P Index") and an industry peer group index (the "Peer Group Index"). The graph assumes that $100 was invested on May 1, 1994 in each of the common stock of the Company, the stock of the companies comprising the S&P Index and the stocks of the companies comprising the Peer Group Index, including the reinvestment of dividends through April 30, 1999. The Peer Group Index consists of Alpha Industries, Inc., Anaren Microwave, Inc., Aeroflex Inc., Ball Corp., Burr-Brown Corp., Adaptive Broadband, Inc., Comtech Telecom Corp., Datum Inc., EDO Corp., Genrad Inc.,
Kollmorgen Corp., Odetics, Inc., Scientific Atlanta, Inc., and Trimble Navigation, Inc.

                     Cumulative Total Shareholder Return for
                      Five-year Period Ended April 30, 1999
                                [GRAPHIC OMITTED]

Performance graph is Graphical Material and is NOT electronically filed with this submission. A paper copy of the graph is filed with Form SE.

                          Performance Graph Data Table:

                         1994      1995      1996      1997      1998      1999
---------------------  -------   -------   -------   -------   -------   -------
Frequency Electronics  $100.00   $122.21   $126.98   $254.60   $630.72   $311.51

S&P 500                $100.00   $117.47   $152.96   $191.40   $270.00   $328.92

Peer Group             $100.00   $139.26   $134.01   $126.84   $192.91   $219.80

Employment Contracts and Change-In-Arrangements

       None of the Named Officers are employed by the Company pursuant to employment agreements. As described in the Compensation Committee Report beginning on page 9, the Company has provided supplemental separation benefits for certain executive officers, including the Named Officers, in the event of a change in control or ownership of part or all of the Company. Such benefits will be provided only if an officer is discharged without cause and is not offered the opportunity to be hired by the new or successor management or company within 30 days at no less than the base salary earned before discharge. The Company does not have any other material compensatory plans or arrangements with its employees with respect to any resignation, retirement or other termination of such persons employed with the Company resulting from, or in any way connected with, a change-in-control of the Company.

                                  ANNUAL REPORT

       A copy of the Company's combined Annual Report and Form 10-K, including the financial statements and the financial statement schedule thereto, for the fiscal year ended April 30, 1999 is being mailed to Stockholders concurrently with the mailing of this Proxy Statement. For a charge of $50, the Company agrees to provide a copy of the exhibits to the Form 10-K to any Stockholders who request such a copy.



                                          By order of the Board of Directors

                                               s/  HARRY NEWMAN
                                               ----------------
                                                   HARRY NEWMAN
                                                     Secretary
Dated:  August 27, 1999

APPENDIX

Performance Graph is Graphical Material and is NOT electronically filed with this submission. A paper copy of the graph is filed with Form SE.